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                                  NO. 97-08612


PENNZOIL COMPANY,                               )  IN THE DISTRICT COURT OF
A DELAWARE CORPORATION                          )
                                                )
VS.                                             )  DALLAS COUNTY, TEXAS
                                                )
SMITH BARNEY, INC.,                             )  E-101ST JUDICIAL DISTRICT
A DELAWARE CORPORATION


               PLAINTIFF'S ORIGINAL PETITION AND APPLICATION FOR
                      TEMPORARY RESTRAINING ORDER AND FOR
                       TEMPORARY AND PERMANENT INJUNCTION

TO THE HONORABLE JUDGE OF SAID COURT:

        Plaintiff Pennzoil Company ("Pennzoil") files this Original Petition and Application For Temporary Restraining Order, and for Temporary and Permanent Injunction.

                              I. PARTIES AND VENUE

        1. Plaintiff Pennzoil is a Delaware corporation. Defendant Smith Barney, Inc. ("Smith Barney") is a Delaware Corporation with its principal office in this state located at 200 Crescent Court, Dallas, Texas 75201 in Dallas County. Venue is thus proper in Dallas County under the Texas Civil Practice and Remedies Code Section 15.002(a)(3). Service of process for Smith Barney can be effected at the office of its registered agent, CT Corporation System, at 350 North St. Paul Street, Dallas, Texas, 75201.

                                II. INTRODUCTION

        2. On June 23, 1997 Union Pacific Resources Group Inc. ("UPR") announced a hostile tender offer to acquire Pennzoil. In connection with that tender offer, the parties entered into a contractual stipulation governing the production of documents in related
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litigation entitled "Stipulation and Order Governing the Protection and
Exchange of Documents and Confidential Material" (the "Stipulation"). See Exhibit "A," attached. The dispute has resulted in lawsuits in the United States District Court for the Northern District of Texas, District of Delaware, and Middle District of Louisiana, together with the Delaware Chancery Court. Pursuant to the Stipulation, Pennzoil agreed to produce to UPR numerous highly confidential documents dealing with the company's long-term strategic plan, as well as other confidential and highly confidential financial and other information.

         3. The Stipulation provided, inter alia, that highly confidential information was to be made available only to UPR's counsel and to experts hired by trial counsel for the purpose of the litigation. Id. at paragraph 5. The Stipulation specifically prohibited the use of highly confidential information "for the purpose of providing financial advice to any party." Id. at paragraph 6(A).

         4. UPR hired Defendant Smith Barney to provide strategic financial advice for UPR's attempted hostile tender offer for Pennzoil. See Depo. of Charles Weiss, Exhibit "B," selected pages attached, at p. 7. Nevertheless, despite the clear prohibition on the use of the highly confidential information produced during discovery for the purposes of providing financial advice to any party, UPR has furnished Smith Barney with highly confidential documents it obtained under the Stipulation. Smith Barney admitted that it has been provided by UPR with copies of the reports made to Pennzoil's board of directors by Pennzoil's financial advisors, Lehman Brothers, Evercore Partners and J.P. Morgan, analyzing UPR's proposed tender offer. See id. at p. 323-24. When, at Weiss' deposition,

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Pennzoil's attorney asked him if UPR had also given him access to Pennzoil's strategic plan, Weiss' attorney instructed him not to answer.  See id. at p.
331. This conduct strongly implies that UPR has also furnished Smith Barney with access to Pennzoil's highly confidential strategic plan. This type of information is, under ethical principles, the standards of ordinary practice among financial advisors and importantly by the express provision of the Stipulation, regarded as off-limits to financial advisors like Smith Barney in the context of corporate takeovers. Smith Barney has violated both industry norms and its specific contract obligations in receiving and using such confidential information while providing financial advice to UPR. Plaintiff has repeatedly asked Smith Barney to honor its obligations under the contract, but Smith Barney refuses to do so. Smith Barney has brazenly breached the Stipulation's terms.

         5. Smith Barney has inflicted and will continue to inflict substantial harm on Pennzoil by using Pennzoil's sensitive internal documents to aid UPR's hostile takeover bid. Pennzoil has no adequate remedy at law for such harm. For this reason, Pennzoil now asks for a temporary restraining order, a temporary injunction, and a permanent injunction barring Smith Barney from providing strategic and financial advice to UPR or any other party connected with an attempted takeover of Pennzoil.

           III. Smith Barney's Use of Pennzoil's Highly Confidential
                     Documents Violates the Stipulation and
                    Smith Barney's Confidentiality Agreement

         6. The Stipulation requires that anyone given Pennzoil's confidential documents sign an undertaking agreement agreeing to be bound by the terms of the Stipulation. The


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undertaking which Smith Barney was required to sign is Exhibit "A" to the
Stipulation (the "Undertaking"). Paragraph 6(A) of the Stipulation (Exhibit "A" hereto) states that confidential or highly confidential discovery material may only be provided to a litigation expert or consultant if such expert or consultant signs an undertaking... agreeing in writing to be bound by the terms and conditions of this Stipulation and Order, consenting to the jurisdiction of the Court for purposes of the enforcement of this Stipulation and Order, and agreeing not to disclose or use any Confidential or Highly Confidential Discovery Material for purposes other than those permitted hereunder, including after the conclusion of the Litigations.

Charles Weiss, the co-head of Smith Barney's global energy and power group, stated at his deposition that Smith Barney had signed the required Undertaking. See Weiss Depo., Exh. "B" at 331-32. Smith Barney therefore has agreed to be bound by the terms of the Stipulation and has expressly agreed not to use any highly confidential information for the purpose of providing financial advice.

         7. Paragraph 6(A) of the Stipulation bars anyone who received Pennzoil's highly confidential information from using that information to provide financial advice to any party.

The Stipulation states, in relevant part:

         Confidential or Highly Confidential Discovery Material may be provided to persons listed in Paragraphs 4(b) and 5(c) above only . . . provided that such expert or consultant (i) is using said Confidential or Highly Confidential Discovery Material solely in connection with the Litigations; and (ii) will not use any Highly Confidential Discovery Information for the purpose of providing financial advice to any party. . .

The Undertaking similarly provides, "I hereby certify . . . that I will not use any Highly Confidential Material for the purpose of providing financial advice to any party."


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         8.      Despite its contractual agreement not to do so, Smith Barney, the recipient of confidential and highly confidential discovery material from UPR, is currently providing financial advice to UPR. Smith Barney is in clear violation of the Stipulation and of its own contractual undertaking.

              IV. Smith Barney's Use of the Confidential Documents
                     Will Cause Pennzoil Irreparable Harm -
                     Pennzoil Has No Adequate Remedy At Law

         9. Pennzoil is currently embroiled in contentious litigation with UPR regarding the hostile takeover. The sensitive information provided to UPR's trial counsel under the Stipulation solely for the purpose of the litigation -- if utilized by Smith Barney, the investment bankers advising UPR on its takeover strategy -- could provide invaluable assistance to UPR's takeover attempt and severely damage Pennzoil's interests in the hostile takeover attempt. UPR has stated in letters (Exhibits "C" and "D," attached) that it intends to continue using Smith Barney as its financial advisor for its attempt to take over Pennzoil, and it reasonably appears that Smith Barney intends to continue to provide UPR with such strategic financial advice.

        10. If inflicted, this harm can not be remedied. UPR's takeover, once successful would be difficult, if not impossible, to unravel. No action at law for damages could provide Pennzoil with adequate relief from Smith Barney's wrongful actions. Since Pennzoil has no adequate remedy at law, it seeks equitable relief in the form of a temporary restraining order, a temporary injunction, and a permanent injunction barring Smith Barney from acting


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as UPR's advisors in connection with UPR's -- or any other party's -- attempted takeover of Pennzoil.

                              V.       Conclusion

         11. For the reasons stated above, Pennzoil respectfully requests that this Court issue a temporary restraining order -- followed by a temporary and then a permanent injunction -- ordering Smith Barney to cease and desist from acting as advisors to UPR or any other party in connection with an attempted tender offer for Pennzoil or any other form of takeover attempt, and for such other relief, legal or equitable, to which Plaintiff may show itself justly entitled.


                                  Respectfully submitted,
                                  GIBBS & BRUNS, L.L.P.


                                  By: /s/ ROBIN C. GIBBS
                                      -----------------------------
                                      Robin C. Gibbs
                                      State Bar No. 07853000
                                      Jeffrey C. Alexander
                                      State Bar No. 00993300
                                      1100 Louisiana, Suite 5300
                                      Houston, Texas 77002
                                      Telephone No.: (713) 650-8805
                                      Facsimile No.: (713) 750-0903

                                      ATTORNEYS FOR PLAINTIFF
                                      PENNZOIL COMPANY

                                      Ernest E. Figari, Jr.
                                      T.B.A. No. 06983000
                                      Figari & Davenport, L.L.P.



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901 Main Street, Suite 4800
Dallas, Texas 75202
Telephone:       (214) 939-2000
Facsimile:       (214) 939-2090



OF COUNSEL FOR PLAINTIFF
PENNZOIL COMPANY



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                                  VERIFICATION

STATE OF TEXAS    )
                  )
COUNTY OF HARRIS  )

        BEFORE ME, the undersigned authority, on this day personally appeared Michael B. Dorff, who being first duly sworn did depose and say that he is an attorney for Pennzoil Company, Plaintiff in the above-entitled and numbered cause; that he is authorized to make this Affidavit on Pennzoil's behalf; that he has read the foregoing Plaintiff's Original Petition and Application for Temporary Restraining Order and for Temporary and Permanent Injunction; and that the facts set forth therein are true, accurate and complete based upon a reasonable investigation of the information currently available to Plaintiff.


                                            /s/ MICHAEL B. DORFF
                                            --------------------------
                                            MICHAEL B. DORFF

        SUBSCRIBED AND SWORN TO BEFORE ME this 21st day of September, 1997, to certify which witness my hand and official seal.


                                            /s/ TAMMY JEAN MYERS
                                            ---------------------------
                                            Notary Public in and for
                                              the State of Texas

[SEAL]     TAMMY JEAN MYERS
           Notary Public, State
             of Texas
           My Commission Expires
             12-21-97


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